Exhibit 99.1

NEWS RELEASE

1717 West Collins Avenue

Orange, CA 92867

(714) 516-7400

Contact:	Bernard J. Pitz
Chief Financial Officer
Phone: (714) 516-7400

SYBRON DENTAL SPECIALTIES, INC. REPORTS 13.5% INCREASE

IN REVENUE AND STRONG GROWTH IN OPERATING INCOME FOR THIRD QUARTER OF FISCAL 2005

ORANGE, CA (August 1, 2005): Sybron Dental Specialties, Inc. (NYSE: SYD), a leading manufacturer of a broad range of value-added products for the dental profession, including the specialty markets of orthodontics, endodontics and implantology, announced today its financial results for its fiscal year 2005 third quarter, which ended on June 30, 2005.

THIRD QUARTER RESULTS

Net sales for the third quarter of fiscal 2005 totaled $165.2 million, an increase of 13.5% over the $145.5 million in net sales in the corresponding prior year period. Sybron’s internal net sales, which exclude currency fluctuations and include only the organic growth of acquisitions made in the past twelve months, grew 8.0% in the third quarter over the same period of the prior year. The internal net sales growth rate of the Company’s consumable products was 8.8%. The sales of these products accounted for 97% of the Company’s total sales in the quarter.

Net income for the third quarter of fiscal 2005 was $20.7 million, an increase of 25.1% over net income of $16.5 million in the same period of the prior year. Fully diluted earnings per share were $0.50 in the third quarter of fiscal 2005, an increase of 22.0% over fully diluted earnings per share of $0.41 in the same period of the previous year.

In the third quarter of fiscal 2005, Sybron generated $19.9 million in free cash flow, defined as cash flows from operating activities of $25.6 million minus capital expenditures of $5.7 million. This compares with free cash flow of $21.5 million in the same period of the previous year (cash flows from operating activities of $24.7 million minus capital expenditures of $3.2 million). The Company’s free cash flow was impacted by a $10.1 million contribution to its defined benefit pension plan. In the third quarter of fiscal 2004, contributions to the defined benefit pension plans totaled $0.1 million.

“Our sales momentum continued to build in the third quarter and we generated our highest level of internal net sales growth in more than a year,” said Floyd W. Pickrell, Jr., Chief Executive Officer of Sybron Dental Specialties. “This was a very balanced quarter with strong contributions from all major areas of the Company and strong revenue growth both domestically and internationally. We continue to build the user base for products such as the Damon 3 self-ligating bracket, Premise™ nanocomposite and Maxcem™ self-adhesive cement, which provides an excellent foundation for sustainable growth in future quarters.”

SEGMENT SALES HIGHLIGHTS

During the third quarter, the internal net sales of the Company’s Specialty Products segment grew 10.3% over the same period in the prior year. Sales were positively impacted by additional account conversions to the Damon 3 self-ligating bracket, as well as, the introduction of Damon buccal tubes. The Company continues to generate double-digit sales growth in its line of endodontic products, driven by strong sales of the Elements Obturation device and nickel-titanium files.

In the third quarter, internal net sales of the Company’s Professional Dental segment increased 5.9% over the same period in the prior year. Internal net sales of Professional Dental consumable products increased 8.3%. Sales in the quarter were positively impacted by solid sales of Premise nanocomposite, Maxcem self-adhesive cement, and a new high resolution loupe from the Company’s Orascoptic business.

THIRD QUARTER FINANCIAL HIGHLIGHTS

Gross margins in the third quarter of fiscal 2005 were 55.9%, compared with 56.3% in the same period of the prior year. The decrease in overall gross margin is attributable to a $1.5 million ($1.0 million after tax) adjustment to cost of goods sold for prior period accounting errors, which is described in more detail below and to unfavorable manufacturing variances that were capitalized in earlier periods and then recognized as the Company sold that inventory during Q3 of fiscal 2005. These charges were partially offset by gross margin improvements that resulted from the Company’s factory rationalizations that took place in Europe and Mexico last year, continued manufacturing process improvements and favorable changes in geographic mix.

Selling, general and administrative expenses (SG&A) were $59.0 million, or 35.7% of net sales, in the third quarter of fiscal 2005, compared with $52.3 million, or 35.9% of net sales, in the same period of the prior year.

Research and development expenditures were $2.9 million in the third quarter of fiscal 2005, an increase of 16.0% over $2.5 million of expenditures in the same period of the prior year. This increase was driven by development costs for the Company’s Demetron LED II curing light and validation testing of the first batches of the Company’s new impression material.

Operating income for the third quarter of 2005 was $33.3 million, compared to $29.6 million in the third quarter of fiscal 2004. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter were $37.2 million. Operating income was 20.2% and EBITDA was 22.5% of net sales for the quarter, compared with 20.3% and 22.8%, respectively, in the same period of 2004. Third quarter 2005 EBITDA is calculated by adding net income of $20.7 million, income taxes of $7.5 million, net interest expense of $4.8 million and depreciation and amortization of approximately $4.2 million. Third quarter 2004 EBITDA of $33.1 million is calculated by adding net income of $16.5 million, income taxes of $8.1 million, net interest expense of $5.1 million and depreciation and amortization of approximately $3.4 million.

Sybron’s effective tax rate in the third quarter of fiscal 2005 was 26.6%, compared with 33% in the third quarter of fiscal 2004. During the third quarter of 2005, it was determined that it was no longer necessary to maintain several accruals established for potential domestic and foreign tax liabilities. As a result, the accruals, totaling $1.5 million were reversed.

Net trade receivables were $107.8 million and days sales outstanding (DSOs) were 58.5 days at June 30, 2005, which compares with 59.3 days at June 30, 2004.

Net inventory was $96.2 million at June 30, 2005 and inventory days were 121 days, which compares to 123 days at June 30, 2004 and 145 days at March 31, 2005.

Please refer to the supplemental schedules, provided on the Financial Report’s section of Sybron’s Investor Relations web site (www.sybrondental.com/investors/index.html), for a detailed calculation of the Company’s DSOs and inventory days.

Capital expenditures were $5.7 million in the third quarter of fiscal 2005, compared with $3.2 million in the same period of the previous year.

The average debt outstanding for the quarter was $226.6 million with an average interest rate of 7.0%. Net borrowings increased during the quarter as a result of the Company’s purchase of Oraltronics and a $10.0 million funding of its defined benefit pension plan, leaving total debt outstanding at June 30, 2005 of $233.5 million versus $230.8 million at March 31, 2005.

Sybron’s cash and cash equivalents balance was $46.8 million at June 30, 2005, compared with $47.6 million at March 31, 2005. The Company continues to maintain a cash balance at several of its foreign subsidiaries that is in excess of traditional working capital requirements. The Company has evaluated the impact of the American Jobs Creation Act of 2004 and has concluded that it does not provide a significant benefit for the Company due to the level of the Company’s historical repatriations of cash and intercompany loans.

Sybron’s capital structure was 38.2% debt and 61.8% equity at June 30, 2005. This compares with 46.1% debt and 53.9% equity at June 30, 2004.

PRIOR PERIOD ACCOUNTING ERRORS

During the third quarter of fiscal 2005, the Company identified accounting errors primarily made at one of the subsidiaries in its Professional Dental segment. Most of these errors related to inventory and were not detected because complete inventory reconciliations were not being performed. The Company also identified a practice that was being followed at this same location that resulted in revenue being incorrectly recognized when inventory was shipped to suppliers for further processing. These errors, along with a number of other smaller errors, occurred over multiple quarters. The cumulative effect of these prior period errors resulted in a charge in the third quarter of $1.5 million ($1.0 million after tax) to cost of goods sold and a reversal of $1.6 million of revenue that had been improperly recognized in earlier fiscal 2005.

The Company completed an internal review of the errors and determined that certain accounting personnel at the subsidiary failed to follow proper accounting procedures related to account reconciliations and revenue recognition. The Company’s management concluded that the effect of the errors was not material to any of the prior quarters in which they occurred and the correcting entries are not material to the third quarter. The Company’s Audit Committee, following an independent review conducted by outside legal counsel under the direction of the Committee, concurred with management’s conclusion. Management has determined that these failures evidenced two material weaknesses in the Company’s internal control over financial reporting in prior periods. The Company has since improved its internal controls over accounting for inventory. The procedures related to shipping inventory to suppliers for further processing have been improved to provide assurance that revenue is not recognized on these types of shipments.

OUTLOOK

For the fourth quarter of fiscal 2005, Sybron expects revenue to range from $161 million to $166 million, and diluted earnings per share to range from $0.45 to $0.50.

Commenting on the outlook for Sybron, Mr. Pickrell said, “New products have been instrumental in driving our growth this year, and we continue to have a strong pipeline of new products that are scheduled for introduction over the next few quarters. In our Professional Dental segment these include a more powerful version of our industry-leading LED curing light and a replacement for alginate impression material that eliminates mixing and provides better dimensional stability. We also expect the Specialty Products segment to make a limited release of a metal version of the Damon 3 bracket. We believe there is increasing adoption of self-ligating brackets in orthodontics and we are moving to further enhance our Damon brand as the leading product line in this area. We think Damon 3 metal will help to convert more orthodontists, particularly those who are most comfortable working with more traditional metal brackets. Combined with the aesthetic Damon 3 bracket, Damon buccal tubes and Damon wires, we are building Damon into a powerful brand that should position us to take additional market share in orthodontics if the shift to self-ligating brackets continues in the future.”

NON-GAAP FINANCIAL MEASURES

The Company has included information concerning EBITDA and free cash flow because management believes that certain investors use this information as measures of a company’s performance and ability to service its debt. EBITDA and free cash flow should not be considered as alternatives to, or more meaningful than, net income as an indicator of Sybron’s operating performance or cash flows as a measure of liquidity. EBITDA and free cash flow have not been prepared in accordance with generally accepted accounting principles (GAAP). EBITDA and free cash flow, as presented by Sybron, may not be comparable to similarly titled measures reported by other companies.

CONFERENCE CALL AND WEBCAST

The Company will host a conference call on Tuesday, August 2, 2005 at 10:00 a.m. Pacific Time to review the information in this press release and respond to questions. The dial-in number for the call is (800) 288-8967 for domestic callers and (612) 332-0228 for international callers, passcode 788912.

A recorded replay of the conference call will be offered beginning at 1:30 p.m. Pacific Time on Tuesday, August 2nd via both the Company’s website and a telephone dial-in number. The telephone dial-in number for the recorded replay is (800) 475-6701, passcode 788912 for domestic callers and (320) 365-3844, passcode 788912 for international callers. The telephone replay will be available through 11:59 p.m. Pacific Time on August 5, 2005.

The live webcast and archived replay may be accessed in the Investor Relations section of Sybron Dental’s website at http://www.sybrondental.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those dealing with the company’s expectations as to its future revenue; earnings per share; the demand for its products; the development, introduction and sales of new products; the increase in demand in orthodontics for self-ligating brackets; and the Company’s ability to capitalize on the demand for self-ligating brackets with its Damon brand of products are based on the Company’s current expectations. Our actual results may differ materially from those currently expected or desired because of a number of risks and uncertainties, including the level of demand for the Company’s products; market reception and competitive response with respect to new products; regulatory compliance; currency fluctuations; distributor inventory adjustments; the intensity of competition; and other factors affecting the Company’s business prospects discussed in filings made by the Company, from time to time, with the SEC including the factors discussed in the “Cautionary Factors” section in Item 7 of the Company’s most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

BUSINESS DESCRIPTION

Sybron Dental Specialties and its subsidiaries are leading manufacturers of both a broad range of value-added products for the dental profession, including the specialty markets of orthodontics, endodontics and implantology, and a variety of infection prevention products for use by the medical profession.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Net sales	$165,174	$145,518	$479,270	$428,296
Cost of sales:
Cost of products sold	72,908	63,517	208,368	190,270
Restructuring charge	(8)	132	76	1,614

Total cost of sales	72,900	63,649	208,444	191,884
Gross Profit	92,274	81,869	270,826	236,412
Selling, general and administrative expenses	58,257	51,976	174,952	150,969
Restructuring charge	—	—	488	—
Amortization of intangible assets	734	307	1,790	938

Total selling, general and administrative expenses	58,991	52,283	177,230	151,907

Operating income	33,283	29,586	93,596	84,505
Other expense:
Interest expense	(4,404)	(4,677)	(14,037)	(14,778)
Amortization of deferred financing fees	(414)	(401)	(1,245)	(1,210)
Other, net	(308)	163	544	120

Income before income taxes	28,157	24,671	78,858	68,637
Income taxes	7,478	8,141	23,702	22,650

Net income	$20,679	$16,530	$55,156	$45,987

Earnings per share:
Basic earnings per share	$0.51	$0.43	$1.38	$1.19

Diluted earnings per share	$0.50	$0.41	$1.33	$1.15

Weighted average basic shares outstanding	40,180	38,722	39,882	38,501
Weighted average diluted shares outstanding	41,521	40,343	41,358	40,143

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	June 30, 2005	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$46,774	$40,602
Accounts receivable (less allowance for doubtful receivables of $3,107 and $2,094 at June 30, 2005 and September 30, 2004, respectively)	107,839	104,148
Inventories	96,194	93,689
Deferred income taxes	6,011	3,293
Prepaid expenses and other current assets	13,782	12,975

Total current assets	270,600	254,707
Property, plant and equipment, net of accumulated depreciation of $113,449 and $101,934 at June 30, 2005 and September 30, 2004, respectively	83,679	83,121
Goodwill	293,648	268,768
Intangible assets, net	52,409	16,178
Other assets	33,626	23,784

Total assets	$733,962	$646,558

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,386	$19,512
Current portion of long-term debt	812	882
Income taxes payable	16,433	17,089
Accrued payroll and employee benefits	30,422	29,712
Restructuring reserve	—	711
Accrued rebates	7,926	9,475
Accrued interest	752	3,620
Other current liabilities	16,626	12,291

Total current liabilities	88,357	93,292
Long-term debt	82,729	69,589
Senior subordinated notes	150,000	150,000
Deferred income taxes	14,363	12,266
Other liabilities	20,742	22,639

Total liabilities	356,191	347,786
Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.01 par value; authorized 20,000 shares, no shares outstanding	—	—
Common stock, $.01 par value; authorized 250,000 shares, 40,356 and 39,307 shares issued and outstanding at June 30, 2005 and September 30, 2004, respectively	403	393
Additional paid-in capital	117,507	93,817
Retained earnings	243,312	188,156
Accumulated other comprehensive income	16,549	16,406

Total stockholders’ equity	377,771	298,772

Total liabilities and stockholders’ equity	$733,962	$646,558

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income	$55,156	$45,987
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,813	9,785
Amortization of intangible assets	1,790	938
Amortization of deferred financing fees	1,246	1,210
Loss on sales of property, plant and equipment	316	(102)
Provision for losses on doubtful receivables	527	586
Inventory provisions	3,981	2,436
Deferred income taxes	(518)	(1,118)
Tax benefit from issuance of stock under employee stock option plan	7,481	2,904
Changes in assets and liabilities, net of effects of businesses acquired:
(Increase) decrease in accounts receivable	(902)	120
(Increase) decrease in inventories	2,403	(5,592)
Increase in prepaid expenses and other current assets	(321)	(1,077)
Decrease in accounts payable	(5,403)	(5,035)
Increase (decrease) in income taxes payable	(1,939)	927
Increase in accrued payroll and employee benefits	1,210	1,262
Decrease in accrued rebates	(1,549)	(884)
Decrease in restructuring reserve	(711)	(361)
Decrease in accrued interest	(2,868)	(3,192)
Increase in other current liabilities	977	3,091
Net change in other assets and liabilities	(9,703)	721

Net cash provided by operating activities	61,986	52,606

Cash flows from investing activities:
Capital expenditures	(12,030)	(8,537)
Proceeds from sales of property, plant, and equipment	1,013	159
Net payments for businesses acquired	(69,218)	—
Payments for intangibles	(1,170)	(750)

Net cash used in investing activities	(81,405)	(9,128)

Cash flows from financing activities:
Proceeds from credit facility	135,500	108,500
Principal payments on credit facility	(122,254)	(146,555)
Proceeds from long-term debt	—	2,469
Principal payments on long-term debt	(354)	(9,345)
Cash received from exercise of stock options	14,558	8,774
Cash received from employee stock purchase plan	1,661	1,172

Net cash provided by (used in) financing activities	29,111	(34,985)

Effect of exchange rate changes on cash and cash equivalents	(3,520)	(1,343)
Net increase in cash and cash equivalents	6,172	7,150
Cash and cash equivalents at beginning of period	40,602	22,868

Cash and cash equivalents at end of period	$46,774	$30,018

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

ADDITIONAL DISCLOSURES

For periods ended June 30, 2005

INTERNAL GROWTH

	Professional Dental	Specialty Products	Total SDS
Quarter	5.9%	10.3%	8.0%

Year to Date	4.0%	9.9%	6.7%

	Total SDS
	Foreign	Domestic
Quarter	6.3%	9.4%

Year to Date	3.3%	9.8%

DOMESTIC AND INTERNATIONAL SALES BY SEGMENT

	Professional Dental	Specialty Products	Total SDS
Quarter
Domestic	$49,254	$38,002	$87,256
International	37,645	40,273	77,918

Total Quarter Sales	$86,899	$78,275	$165,174

Year to Date
Domestic	$141,732	$110,761	$252,493
International	108,621	118,156	226,777

Total Year to Date Sales	$250,353	$228,917	$479,270